Exhibit 10.29

Heritage Global Inc. 2016 Stock Option Plan Stock Option Award

Name: Address:	Heritage Global, Inc. [Address] [City, State ZIP]	Grant: Option to purchase ________ shares of Common Stock Incentive Stock Option Non-Qualified Stock Option Exercise Price: $ per share Date of Grant:

Dear ______________:

Pursuant to Heritage Global Inc.’s (the “Company’s”) 2016 Stock Option Plan (the “Plan”), the Board has now granted to you an option to purchase ___________ shares of the common stock of the Company.  The terms and conditions of this option are as follows:

1.

The Exercise Price:  The Exercise Price for the shares shall be the amount set forth above, which is at least equal to the closing price on ______________, ____________ ____, 201_ (the “Date of Grant”).

2.

Vesting:  So long as this option has not expired pursuant to Paragraph 3 hereof, this option will become vested and exercisable in four (4) equal annual installments on each of the first four (4) anniversaries of the Date of Grant.

3.

Expiration:  Subject to earlier termination pursuant to Paragraph 4 or as otherwise provided in the Plan, the option granted hereby shall expire (become non-exercisable) on ___________ ____, 201_ (the “Expiration Date”) which is ten (10) years after the Date of Grant.

4.

Change of Status:  Except as otherwise provided herein or in Sections 6.3.3 (relating to permanent and total disability), 6.3.4 (relating to death), and 6.3.5 (relating to “cause”) of the Plan, if your full time employment terminates before the Expiration Date for any reason, the non-vested portion of this option and all rights granted thereby shall immediately terminate, provided, however, except as provided in Paragraph 5, this option may be exercised by you, to the extent otherwise then exercisable, for a period of three (3) months from the date of your termination of employment or until the expiration of the stated term of this option, whichever period is shorter.

5.

Termination for Cause.  In the event you are terminated from employment with the Company for “cause,” your right to exercise this option, whether vested or non-vested, shall immediately terminate upon notice of discharge.

6.

Nontransferable:  If the option is designated as an Incentive Stock Option above, the option cannot be transferred except by will or by the laws of descent and distribution.  If the option is designated as a Non-Qualified Stock Option above, the option granted hereunder is may also be transferable to members of the your immediate family (or to one or more trusts for the benefit of such family members or to partnerships or limited liability companies in which such family members or trusts are the only partners or members).

7.

Exercise:  To the extent vested pursuant to the terms of this Award Agreement, the option granted herein may be exercised in whole or in part by written notice during the period prior to the Expiration Date.  The notice shall state the number of shares in respect to which the option is being exercised and shall be accompanied by the payment of the full option price as set forth in Section 6.4 of the Plan. Any exercise must be for whole shares only.

8.

Incentive Stock Option Qualification:  If the option is designated as an Incentive Stock Option above, then this option is granted pursuant to Section 6.1 of the Plan and is intended to qualify as an “incentive stock option” within the meaning of section 422 of the Code, and shall be so construed; provided, however, that nothing in the Plan or this award letter shall be interpreted as a representation, guarantee or other undertaking on the part of the Company that this option is or will be determined to be an incentive stock option.  However, if any portion of this option is deemed not be an incentive stock option because the $100,000 annual limit under section 422(d) of the Code on incentive stock options is exceeded, or otherwise, the portion of this option which cannot be treated as an incentive stock option shall be deemed to be a nonqualified stock option.  In such an event, you will be subject to the tax withholding provisions of Section 6.2.3 of the Plan for the portion of this option which is not an incentive stock option, and all other Plan provisions that apply to nonqualified stock options.

9.

Notice of Disqualifying Disposition:  If the option is designated as an Incentive Stock Option above, except to the extent that a portion of this option is treated as a nonqualified stock option pursuant to Paragraph 7, above, you must notify the Company of your intent to dispose of any of the shares of common stock of the Company purchased pursuant to this option within two years from the Date of Grant of this option and one year from the date of exercise of this option, and promptly after such disposition you must notify the Company of the number of shares of stock disposed of, the dates of acquisition and disposition of such shares, and the consideration, if any, received on such disposition.  If in connection with any such disposition, the Company becomes liable for withholding taxes and has no amounts owing you with which to discharge its withholding obligation, you shall indemnify the Company against any such taxes and any penalties it may incur through its inability to apply amounts owing you in discharge of it withholding obligation.  Nothing in this Paragraph shall give you any right to dispose of shares of stock in a manner that is inconsistent with any provision of this award letter or the Plan.

10.

Acceptance:  Your acceptance of this option grant binds you and your legal representatives to all terms and conditions of the Plan, and reference is hereby made to the Plan itself which you may obtain upon written request to the Office of General Counsel of Heritage Global Inc.  In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. You are advised to consult the Plan for any further information.  Please indicate your acceptance of this option grant by your signature on the copy of this letter and return to me.

Sincerely,

HERITAGE GLOBAL INC.

[Name]

[Title]

ACCEPTED BY:

___________________________